HORIZON FUNDS

(the “Trust”)

CODE OF ETHICS

I.	Legal Requirement.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for any affiliated person of or principal underwriter for any series of the Trust, or any affiliated person of an investment adviser of or principal underwriter for the Trust, in connection with the purchase or sale, directly or indirectly, by the person of a “Security Held or to be Acquired” (as defined below) by a series of the Trust to:

1.	Employ any device, scheme or artifice to defraud the Trust;

2.
Make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Trust; or

4.	Engage in any manipulative practice with respect to the Trust.

II.	Purpose of the Code of Ethics.

The Trust expects that the individuals covered by the provisions of this code will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Trust’s shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

The Board of Trustees has determined to adopt this Code of Ethics on behalf of the Trust to comply with Rule 17j-1 under the 1940 Act and specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures.  The Board has adopted this Code of Ethics with the understanding that most “Access Persons” (defined below) will be subject to the requirements of another code of ethics due to their employment or other relationship with, among others, an investment adviser or principal underwriter.  It is anticipated that only those Trustees who are not “interested persons” of the Trust and officers not reporting under another compliant code of ethics will be required to report under this Code of Ethics.

III.	Definitions.

A.	“Access Person” means

1.
Any Advisory Person of a series of the Trust (each, a “Fund”) or of a Fund’s investment adviser.  If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. The Trustees and officers of the Trust are presumed to be Access Persons of the Trust; or

2.
Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Trust for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of Covered Securities.

B.	“Advisory Person” of a Fund or of a Fund’s investment adviser means:

1.
Any director, officer, general partner or employee of the Trust, or investment adviser (or of any company in a control relationship to the  Trust or investment adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.
Any natural person in a control relationship to the Trust or investment adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

C.
“Beneficial ownership” or “beneficially own” each shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”) and the rules and regulations promulgated thereunder.  You will be treated as the “beneficial owner” of a security under this policy if you have a direct or indirect pecuniary interest in the security.  A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, including:

1.	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

2.	securities held in the name of a member of his or her immediate family (spouse, minor child and adults) sharing the same household;

3.	securities held by a director, executor, administrator, custodian or broker;

4.	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

5.	securities held by a corporation which can be regarded as a personal holding company of a person; and

6.	securities recently purchased by a person and awaiting transfer into his or her name.

D.	“Control” has the same meaning as in section 2(a)(9) of the 1940 Act.

E.	“Covered Security” means a security as defined in Section (2)(a)(36) of the 1940 Act, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.
Bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements; and

3.	Shares issued by open-end registered investment companies.

F.
An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

G.	“Investment Personnel” of the Trust or a Fund’s investment adviser means:

1.
Any employee of the Trust or investment adviser (or of any company in a control relationship to the Trust or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust.

2.	Any natural person who controls the Trust or investment adviser and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

H.	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

I.	“Purchase or Sale of a Covered Security” includes the writing of an option to purchase or sell a Covered Security.

J.	“Security Held or to be Acquired” by a Fund means:

1.	Any Covered Security which, within the most recent 15 days:

a.	Is or has been held by a Fund, or

b.	is being or has been considered by a Fund or its investment adviser for purchase by the Fund; and

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security which, within the most recent 15 days:

a.	Is or has been held by a Fund, or

b.	is being or has been considered by a Fund or its investment adviser for purchase by the Fund.

K.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

IV.	Policies of the Trust Regarding Personal Securities Transactions.

A.	General Policy.

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

B.	Specific Policies.

1.	Restrictions on Personal Securities Transactions By Investment Personnel of the Trust.

a.
Investment Personnel of a Fund or its investment adviser must obtain approval from the Trust’s or the investment adviser’s Chief Compliance Officer, as appropriate, before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

A written authorization for such security transaction will be provided by the Trust’s or the investment adviser’s Chief Compliance Officer, as the case may be, to the person receiving the authorization (if granted).  A record of any decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made by the Trust’s or investment adviser’s Chief Compliance Officer, as the case may be.

b.
Pre-clearance approval under paragraph (a) will expire at the close of business on the seventh trading day after the date on which oral authorization is received, or lesser period if acceptable to the Board of Trustees and the CCO of the Trust.  The Investment Personnel is required to renew clearance for the transaction if the trade is not completed before the authority expires.

V.	Procedures.

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons:

A.
Each Access Person of the Trust other than a Trustee who is not an “interested person” of the Trust (as defined in the 1940 Act) will submit to the administrator an Initial Holdings Report in the form attached hereto as Exhibit A that lists all Covered Securities beneficially owned by the Access Person except as stated below.

The Initial Holdings Report must be submitted within ten days of becoming an Access Person and must contain information current as of a date no more than 45 days prior to becoming an Access Person.  The Initial Holdings Report must include the title of each security, the number of shares held, and the principal amount of the security as well as a list of any securities accounts maintained with any broker, dealer or bank.

B.
Each Access Person of the Trust other than a director who is not an “interested person” of the Trust (as defined in the 1940 Act) will also submit to the administrator an Annual Holdings Report attached hereto as Exhibit A no later than 45 days after the end of the calendar year.  Except as stated below, the Annual Holdings Report must list all Covered Securities beneficially owned by the Access Person, the title of each security, the number of shares held, and the principal amount of the security, as well as a list of any securities accounts maintained with any broker, dealer or bank.

C.
Each Access Person of the Trust other than a director who is not an “interested person” of the Trust (as defined in the 1940 Act), shall direct his or her broker or brokers to supply to the administrator, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership and copies of periodic statements for all securities accounts.

D.
Except as stated below, each Access Person of the Trust, other than a Trustee who is not an “interested person” (as defined in the 1940 Act), shall submit reports in the form attached hereto as Exhibit B to the Trust’s administrator, showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Covered Securities were held for the direct or indirect beneficial interest of the Access Person.  Such reports shall be filed no later than 30 days after the end of each calendar quarter.

An Access Person of the Trust need not make a quarterly transaction report under this paragraph with respect to transactions effected pursuant to an Automatic Investment Plan or if all of the information required by this paragraph V.D. is contained in the brokerage confirmations or account statements required to be submitted under paragraph V.C. and is received by the administrator in the time period stated above.

E.
Each Trustee who is not an “interested person” of the Trust need not make an initial or annual holdings report but shall submit the same quarterly report as required under paragraph V.D. to the administrator, BUT ONLY for a transaction in a Covered Security (except as stated below) where such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the fifteen (15) day period immediately before or after the Trustee’s transaction in a Covered Security, a Trust purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

F.
The reporting requirements of this Section V. do not apply to securities transactions effected for, and any Covered Securities held in, any account over which an Access Person does not have any direct or indirect influence or control.

G.
The administrator of the Trust shall notify each Access Person of the Trust who may be subject to the pre-clearance or reporting requirements pursuant to this Code that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code to each such person.

H.
The administrator of the Trust shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Fund’s Board of Trustees and CCO the following:

a.	Any transaction that appears to evidence a possible violation of this Code;

b.	Apparent violations of the reporting requirement of this Code; and

c.	Such other information as the Board of Trustees or the CCO shall reasonably request.

I.
The Board shall consider reports made to it hereunder and shall determine whether the policies established in Sections IV and V of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Trust.  The Board shall review the operation of this Code of Ethics at least once a year.

J.
The Trust’s investment advisers and principal underwriter1 shall adopt, maintain and enforce separate codes of ethics with respect to their personnel which comply with Rule 17j-1 under the 1940 Act, and Rule 204-1 of the Advisers Act or Section 15(f) of the 1934 Act, as applicable (and shall forward to the Trust’s administrator and the Trust’s counsel copies of such codes and all future amendments and modifications thereto).  The Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), shall approve this Code of Ethics, and the codes of ethics of each investment adviser and principal underwriter of the Trust, and any material amendments to such codes.  Such approval must be based on a determination that such codes contain provisions reasonably necessary to prevent Access Persons of the Trust from engaging in any conduct prohibited under such codes and under Rule 17j-1 under the 1940 Act.  The Board shall review such codes at least once a year.  Furthermore, any material changes to an investment adviser’s or principal underwriter’s code will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change.  Before approving any material amendments to the investment adviser’s or principal underwriter’s code of ethics, the Board must receive a certification from the investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics and under Rule 17j-1 under the 1940 Act.

K.
At each quarterly Board of Trustees meeting, the administrator (on behalf of the Trust), investment adviser and principal underwriter of the Trust shall provide a written report to the Trust’s Board of Trustees stating:

a.
any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by the Trust, the Trust’s investment adviser or principal underwriter; and

b.	all disciplinary actions2 taken in response to such violations.

1           The provisions of Rule 17j-1 only apply to principal underwriters if (a) the principal underwriter is an affiliated person of the Fund or the Fund’s investment adviser; or (b) an officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

2.           Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

L.
No less frequently than annually, the CCO shall provide to the Board with respect to this Code of Ethics, and the Trust’s investment adviser and principal underwriter shall provide to the Board, with respect to their Codes of Ethics, a written report that:

1.
Describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the Trust, each investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

M.
This Code, the codes of the investment advisers and principal underwriter, a record of any violation of such codes and any action taken as a result of the violation, a copy of each report by an Access Person, any written report hereunder by the Trust’s administrator, investment adviser or principal underwriter, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports and a list of all persons responsible for reviewing such reports shall be preserved with the Trust’s records for the period and in the manner required by Rule  17j-1.

N.
For purposes of this Code of Ethics, an “Advisory Person” is not subject to the securities transaction reporting requirements of this Code of Ethics if such person is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Trust’s investment advisers or principal underwriter, if any, in compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) or Section 15(f) of the Securities Exchange Act of 1934 (the “1934 Act”), as applicable.

O.
For purposes of this Code of Ethics, Non-Advisory Persons, other than a Trustee who is not an “interested person” (as defined in the 1940 Act), are not subject to the securities transaction reporting requirements of this Code of Ethics if such person is subject to the securities transaction reporting requirements of a Code of Ethics with substantially similar reporting requirements and such reports under such code are provided to the Trust’s administrator.

VI.	Certification.

Each Access Person will be required to certify annually that he or she has read and understood this Code of Ethics, and will abide by it.  Each Access Person will further certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics.  A form of such certification is attached hereto as Exhibit C.

 Exhibit A

Horizon Funds
Holdings Report

For the Year/Period Ended _______________________
(month/day/year)

[   ]           Check Here if this is an Initial Holdings Report

To:  US Bank Fund Services, as Administrator of the above listed Trust

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust:

Title of Security	Cusip Number	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

For Initial Holdings Reports:  This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:                                          Signature:

Print Name:

Exhibit B

HORIZON FUNDS

(the “Trust”)

Quarterly Transaction Report*

For the Calendar Quarter Ended _______________________
 (month/day/year)

To:	US Bank Fund Services, as Administrator of the above listed Fund

A.           Securities Transactions.  During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Trust:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

*   Non-interested Trustees only have to complete this report for transactions in Covered Securities where they knew at the time of the transaction or, in the ordinary course of fulfilling their official duties as a Trustee or officer, should have known at the time of the transaction that on the day of the transaction or during the fifteen (15) day period immediately before or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale, by the Trust.

B.           New Brokerage Accounts.  During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank                                                                           Date Account Was Established

C.           Other Matters.   This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ____________________                                                                                                Signature:

               Print Name:

Exhibit C

Horizon Funds

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of Trust, the undersigned hereby certifies as follows:

1.	I have read the Trust’s Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.
Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date:                                                                ___________________________________

Print Name

____________________________________

Signature